EXHIBIT 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA
PHONE: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com

RELIANCE STEEL & ALUMINUM CO. ACQUIRES

LAMPROS STEEL, INC.

Los Angeles, CA — December 3, 2010 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has acquired the outstanding capital stock of Lampros Steel, Inc. and a related interest in Lampros Steel Plate Distribution LLC. Lampros Steel, Inc. is a steel service center company specializing in structural steel shapes with a facility located in Portland, Oregon. Lampros Steel Plate Distribution LLC owns a 50% interest in a partnership, LSI Plate, that is a distributor of carbon steel plate with locations in California and Oregon.

Lampros Steel, Inc. was founded in 1983 by Milt and Marcus Lampros and the partnership was founded in 1999. The combined revenues of Lampros Steel, Inc. and LSI Plate for the year ended December 31, 2009 were $29 million. Lampros will operate as a subsidiary of American Metals Corporation, a wholly-owned subsidiary of Reliance Steel & Aluminum Co. Current management will remain in place with Milt Lampros serving as President of Lampros Steel, Inc.

“We look forward to the addition of Lampros Steel as a part of Reliance. Lampros has a strong reputation for customer service in the Pacific Northwest area and will complement our network of facilities,” said David H. Hannah, Chairman and CEO of Reliance.

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Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2010 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

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